Exhibit 10.10

NOVAVAX, INC.
Amended and Restated 2015 Stock Incentive Plan
Global Non-Statutory Stock Option Agreement
1.Grant of Option. Novavax, Inc., a Delaware corporation (the “Company”), hereby grants to [•] (the “Optionee”), as of [•] (the “Date of Grant”), an option (the “Option”), pursuant to the Company’s 2015 Stock Incentive Plan, as amended from time to time (the “Plan”), to purchase an aggregate of [•] shares of Common Stock (“Shares”) of the Company at a price of $[•] per share, purchasable as set forth in, and subject to the terms and conditions of, this Global Non-Statutory Stock Option Agreement (this “Agreement”) and the Plan. The Option evidenced by this Agreement is a non-statutory option (that is, an option that does not qualify as an incentive stock option under Section 422 of the Code) and is granted to the Optionee in connection with the Optionee’s Service to the Company or Affiliate.
2.Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:
(a)“Affiliate” means a subsidiary of the Company that would be described in the first sentence of Treas. Regs. § 1.409A-1(b)(5)(iii)(E)(1).
(b)“Beneficiary” means, in the event of the Optionee’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to the Optionee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Optionee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Optionee’s death, of an instrument of revocation in form acceptable to the Administrator.
(c)“Option Holder” means the Optionee or, if as of the relevant time the Option has passed to a Beneficiary, the Beneficiary.
(d)“Service” means the Optionee’s employment or other service relationship with the Company and its Affiliates. Service will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Optionee is employed by, or otherwise providing services in a capacity described in Section 3(a) of the Plan to, the Company or an Affiliate. If an Optionee’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Optionee’s Service will be deemed to have terminated when the entity ceases to be an Affiliate unless the Optionee transfers Service to the Company or its remaining Affiliates.
3.Option Vesting, Exercise and Expiration.
(a)Vesting Schedule. As used herein with respect to the Option or any portion thereof, the term “vest” means to become exercisable and the term “vested” as applied to any outstanding portion of the Option means that the Option is then exercisable, subject in each case to the terms of the Plan. The Option shall be eligible to vest, if at all, in accordance with the terms set forth on Schedule A hereto.
(b)Expiration Date. The latest date on which the Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Expiration Date”). Except as provided in Section 5(e) of the Plan, if the Option is not exercised by the Expiration Date the Option or any remaining portion thereof will thereupon immediately terminate.
(c)Exercise Procedure. No portion of the Option may be exercised until such portion vests. Each election to exercise any vested portion of the Option will be subject to the terms and conditions of the Plan and this Agreement and shall be in writing (including in electronic form), signed by the Option Holder (or in such other form as is acceptable to the Administrator). Each such written exercise election must be received by the Company at its primary office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan and Section 3(d) hereof. The Option Holder may purchase less than the number of Shares covered hereby, provided that no partial exercise of the Option may be for any fractional Share.
(d)Payment of Exercise Price. The exercise price may be paid by cash or check made to the order of the Company in an amount equal to the aggregate exercise price of the portion of the Option being exercised or through a broker-assisted exercise program acceptable to the Administrator or, to the extent legally permissible and acceptable to the Administrator, (i) by delivery to the Company of shares of Common Stock already owned by the Optionee having a Fair Market Value equal in amount to the aggregate exercise price of the portion of the Option being exercised, (ii) through the withholding of shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the aggregate exercise price of the portion of the Option being exercised, or (iii) by any other means approved by the Administrator. Fractional shares of Common Stock of the Company will not be accepted in payment of the purchase price of Shares acquired upon exercise of the Option. In the event that the Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Option and compliance with applicable securities laws. Notwithstanding the foregoing, the Company reserves the right to restrict the available methods of payment to the extent it determines in its sole and absolute discretion that such restriction is required to comply with local law or desirable for the administration of the Plan, or to otherwise modify the available methods of payment.
(e)Treatment of the Option upon Cessation of Service. If the Optionee’s Service ceases, the Option, to the extent not already vested, will be immediately forfeited, and any remaining portion of the Option that is then outstanding will be treated as follows:
(i)Subject to clauses (ii) and (iii) below and Section 4 of this Agreement, the Option, to the extent vested immediately prior to the cessation of the Optionee’s Service, will remain exercisable until the earlier of (A) the date that is three (3) months following the date of such cessation of Service and (B) the Expiration Date, and except to the extent previously exercised as permitted by this Section 3(e)(i) will thereupon immediately terminate.

(ii)Subject to clause (iii) below and Section 4 of this Agreement, the Option, to the extent vested immediately prior to (A) the cessation of the Optionee’s Service due to death or disability (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) or (B) the Optionee’s death within three (3) months following the Optionee’s termination of Service, will remain exercisable until the earlier of (x) the first anniversary of the date of the Optionee’s death or of the date of the termination of the Optionee’s Service due to disability, as applicable, and (y) the Expiration Date, and except to the extent previously exercised as permitted by this Section 3(e)(ii), will thereupon immediately terminate.
(iii)If the Optionee’s Service is terminated in connection with an act or failure to act constituting Cause (as the Administrator, in its sole discretion, may determine), the Option (whether or not vested) will immediately terminate and be forfeited upon such termination.
4.Forfeiture; Recovery of Compensation.
(a)The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Option at any time if the Optionee is not in compliance with all applicable provisions of this Agreement and the Plan.
(b)By accepting the Option, the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Option, under the Option, including to any Common Stock acquired under the Option or proceeds from the disposition thereof, are subject to Section 8(f) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 9 of this Agreement.
5.Transfer of Option. The Option may not be transferred except as expressly permitted under Section 8(c) of the Plan.
6.Withholding; Taxes.
(a)The Optionee acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Affiliate employing or otherwise retaining the service of the Optionee (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable or deemed applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Optionee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option or the underlying Shares, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired upon the exercise of the Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Optionee to make a payment in a form acceptable to the Company, (ii) withholding from the Optionee’s wages or other compensation payable to the Optionee, (iii) withholding from proceeds of the sale of the Shares acquired upon the exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent), (iv) withholding from the Shares otherwise issuable at exercise of the Option, or (v) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Administrator.
(c)The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Optionee’s jurisdiction(s). In the event of over-withholding, the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, the Optionee may seek a refund from the local tax authorities. In the event of under-withholding, the Optionee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)The Optionee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of the Shares acquired upon the exercise of the Option, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items. 6.
7.Effect on Service. Neither the grant of the Option, nor the issuance of Shares upon exercise of the Option, will give the Optionee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her employment or service at any time.
8.Rights as a Stockholder. The Option Holder shall have no rights as a stockholder with respect to any Shares that may be purchased by exercise of the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such Shares) except as to shares of Common Stock actually issued under the Plan. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares of Common Stock are issued.
9.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Optionee. By exercising all or any part of the

Option, the Option Holder agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.
10.Acknowledgment of Nature of Plan and Option Grant. In accepting the Option grant, the Optionee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Option grant is voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options, even if Options have been awarded repeatedly in the past;
(c)all decisions with respect to future Options or other awards, if any, will be at the sole discretion of the Company;
(d)the Optionee’s participation in the Plan is voluntary;
(e)the Option grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Service Recipient, and which is outside the scope of the Optionee’s employment or service contract, if any;
(f)the Option and the underlying Shares and the income and value of same are not intended to replace any pension rights or compensation;
(g)unless otherwise agreed with the Company, the Option and the income from and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of an Affiliate;
(h)the Option and the underlying Shares and the income and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary;
(i)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(j)if the Shares underlying this Option do not increase in value, this Option will have no value;
(k)if the Optionee exercises the Option and acquires Shares, the value of such shares may increase or decrease, even below the exercise price set forth in Section 1 of this Agreement;
(l)no claim or entitlement to compensation or damages shall arise from termination of the Option or from any diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of the Optionee’s continuous service by the Company or any subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws);

(m)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(n)neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
11.Data Privacy Notice and Consent. The Optionee hereby declares that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. The Optionee understands that he or she must review the following information about the processing of Personal Data by or on behalf of the Company or, if different, the Service Recipient as described in this form and any materials related to the Optionee’s eligibility to participate in the Plan and declare his or her consent. As regards the processing of the Optionee’s Personal Data in connection with the Plan, the Optionee understands that the Company is the controller of his or her Personal Data.
(b)Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about the Optionee for purposes of implementing, administering and managing the Plan. The Optionee understands that this information may include, without limitation, the Optionee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all equity awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (the “Personal Data”). The legal basis for the processing of the Optionee’s Personal Data, where required, is the Optionee’s consent.
(c)Stock Plan Administration Service Providers. The Optionee understands that the Company transfers his or her Personal Data, or parts thereof, to Merrill Lynch, an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share the Optionee’s Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers will open an account for the Optionee to receive and trade shares of Common Stock acquired under the Plan and the Optionee may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the Plan.
(d)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the

Plan, such as Merrill Lynch, are based in the U.S. If the Optionee is located outside the U.S., the Optionee’s country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is the Optionee’s consent.
(e)Data Retention. The Company will process the Optionee’s Personal Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. In the latter case, the Optionee understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Personal Data for any of the above purposes, the Optionee understands that the Company will remove it from its systems.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. The Optionee understands that any participation in the Plan and the Optionee’s consent are purely voluntary. The Optionee may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Optionee denies or later withdraws his or her consent, the Company cannot offer participation in the Plan or grant Options or other equity awards to the Optionee or administer or maintain such awards, and the Optionee will not be eligible to participate in the Plan. The Optionee further understands that denial or withdrawal of his or her consent would not affect the Optionee’s Service Relationship and that the Optionee would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The Optionee understands that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Optionee is based and subject to the conditions set out in the applicable law, the Optionee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Optionee and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Optionee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Optionee’s Personal Data in certain situations where the Optionee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Optionee’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Optionee’s Service Relationship and is carried out by automated means. In case of concerns, the Optionee also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Optionee’s rights, the Optionee understands he or she should contact his or her local human resources representative.
12.Appendix. Notwithstanding any provision in this Agreement, the Option shall be subject to any special terms and conditions set forth in the Appendix attached hereto for the Optionee’s country. Moreover, if the Optionee relocates to one of the countries included in the Appendix during the life of the Option, the terms and conditions for such country shall apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
13.Language. The Optionee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Optionee to understand the terms and conditions of this Agreement. If the Optionee has received this Agreement, or any other documents related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
14.Governing Law/Venue. This Agreement and this Option grant shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Maryland. By accepting the Option, the Optionee:
(a)submits irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Maryland for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Option;
(b)agrees not to commence any suit, action or other proceeding arising out of or based upon the Plan or a Stock Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Maryland; and
(c)waives and agrees not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.
15.Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Optionees.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Shares acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request that the Optionee consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
19.Foreign Asset/Account, Exchange Control and Tax Reporting. Depending upon the country to whose laws the Optionee is subject, the Optionee may have certain foreign asset/account and/or tax reporting requirements that may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Optionee’s country of residence. The Optionee’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in his or her country. The Optionee also may be required to repatriate cash received from participating in the Plan to his or her country within a certain period of time after receipt. The Optionee is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.
20.Insider Trading Restrictions/Market Abuse Laws. The Optionee acknowledges that, depending on the Optionee’s or the broker’s country or where the Shares are listed, the Optionee may be subject to insider trading restrictions and/or market abuse laws which may affect his or her ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., this Option) or rights linked to the value of shares of Common Stock during such times the Optionee is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before he or she possessed inside information. Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Optionee is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.
21.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Option grant and supersedes all prior agreements and discussions between the parties concerning such subject matter.
22.Acknowledgements. The Optionee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument and (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder.
[Remainder of Page Intentionally Left Blank]

Grant Date [•]                NOVAVAX, INC.

By:
[•]
[•]

OPTIONEE’S ACCEPTANCE
The undersigned hereby accepts the Option and agrees to the terms and conditions of this Agreement and the Plan. The undersigned hereby acknowledges receipt of a copy of the Plan.

OPTIONEE

SIGN NAME        [•]

PRINT NAME    [•]

PRINT ADDRESS [•]

[Signature Page to Global Non-Statutory Stock Option Agreement]

Schedule A
Vesting Schedule

APPENDIX TO
NOVAVAX, INC.
2015 Stock Incentive Plan
(Amended and Restated March 3, 2022)
Global Non-Statutory Stock Option Agreement
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Non-Statutory Stock Option Agreement (the “Agreement”).
Terms and Conditions
This Appendix includes special terms and conditions that govern the Option if the Optionee works and/or resides in one of the countries listed below. If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or if the Optionee transfers employment and/or residency to a different country after the Option is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Optionee.
Notifications
This Appendix also includes information regarding certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2022. Such laws are often complex and change frequently. As a result, the Optionee should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Optionee exercise the Option or sells any shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation. As a result, the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to the Optionee’s individual situation.
If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or if the Optionee transfers employment and/or residency to a different country after the Option is granted, the information contained in this Appendix may not be applicable to the Optionee in the same manner.

AUSTRALIA

Notifications

Tax Notification. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Options granted under the Plan, such that the Options are intended to be subject to deferred taxation.

Exchange Control Information. If the Optionee is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Optionee’s behalf. If there is no Australian bank involved with the transfer, the Optionee will be required to file the report.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. The Optionee is required to report any securities (e.g., Shares acquired under the Plan) or bank accounts established outside Belgium on his or her annual tax return. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with account details of any such foreign accounts (including the account number, bank name and country in which any such account is located). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Optionee should consult a personal tax advisor with respect to the applicable reporting obligations.

Brokerage Account Tax. A brokerage account tax may apply if the average annual value of the securities the Optionee holds (e.g., Shares acquired under the Plan) in a brokerage or other securities account exceeds certain thresholds.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax may apply to transactions under the Plan, such as the sale of Shares acquired at exercise of the Option. The Optionee should consult with his or her personal tax advisor for additional details on his or her obligations with respect to the stock exchange tax.

CANADA

Terms and Conditions

The following provisions apply if the Optionee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements Section 11 of the Agreement:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, the Service Recipient and/or any other subsidiary to disclose and discuss the Plan with their advisors. The Optionee further authorizes the Company and the Service Recipient to record such information and to keep such information in the Optionee’s file. The Optionee acknowledges and agrees that the Optionee’s personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, the Optionee also acknowledges and authorizes the Company, the Service Recipient, the designated plan brokers, and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Optionee or the administration of the Plan.

Notifications

Securities Law Information. The Optionee will not be permitted to sell or otherwise dispose of any Shares acquired under the Plan within Canada. The Optionee will only be permitted to sell or dispose of any Shares under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the Nasdaq stock market).

Foreign Asset/Account Reporting Information. Specified foreign property, including Shares and rights to receive Shares (e.g., the Option) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, the Option must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property held by the Optionee. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Optionee owns other shares of Common Stock, whether such shares are acquired inside and/or outside of the Plan, the ACB of the Shares acquired at exercise of the Option may have to be averaged with the ACB of the other shares. The Optionee should consult a personal tax advisor to ensure compliance with applicable reporting obligations.

FRANCE

Terms and Conditions

Language Consent. By accepting the Option, the Optionee confirms having read and understood the documents relating to the Option which were provided to the Optionee in English.

En acceptant l'Option, le Optionee confirme avoir lu et compris les documents relatifs aux l'Option qui ont été communiqués au Optionee en langue anglaise.

Notifications

Type of Grant. The Option is not granted as “French-qualified” award and is not intended to qualify for special tax and social security treatment.

Foreign Asset/Account Reporting Information. French residents must declare all foreign accounts, including accounts closed during the year, in their income tax returns. The Optionee should consult with a personal tax advisor to ensure compliance with applicable reporting obligations.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Optionee is responsible for making this report. In addition, the Optionee may be required to report the acquisition of Shares under the Plan to the Bundesbank via email or telephone if the value of the Shares acquired exceeds EUR 12,500. The Optionee should consult the Optionee’s personal legal advisor to ensure compliance with the applicable reporting requirements.

GREECE

There are no country-specific provisions.

INDIA

Terms and Conditions

Method of Payment. The following provision supplements Section 2(d) of the Agreement:

Due to legal restrictions in India, payment of the exercise price may not be made through a formal cashless exercise program or “same day sale” or any other method whereby some, but not all, of the Shares subject to the exercised Option are sold to pay the exercise price. The Company reserves the right to allow such method of payment to Optionee depending on the development of local law.

Notifications

Exchange Control Information. Exchange control laws and regulations in India require that all proceeds resulting from the sale of Shares and any dividends received in relation to such shares be repatriated to India within a specified period of time as prescribed under applicable Indian exchange control laws. Indian residents must obtain a foreign inward remittance certificate (“FIRC”) from the bank into which foreign currency is deposited and retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation.

Foreign Asset/Account Reporting Information. Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be reported in the annual Indian personal tax return. It is the Optionee’s responsibility to comply with this reporting obligation and the Optionee should consult his or her personal advisor in this regard.

ROMANIA

Terms and Conditions

Language Consent. By participating in the Plan, the Optionee acknowledges that the Optionee is proficient in reading and understanding English and fully understands the terms of the documents related to the Optionee’s participation (the Plan and the Agreement), which were provided in the English language. The Optionee accepts the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin participarea la Plan, Beneficiarul recunoaște că Beneficiarul este competent în citirea și înțelegerea limbii engleze și înțelege pe deplin termenii documentelor legate de participarea Beneficiarul (Planul și Acordul), care au fost furnizate în limba engleză. Beneficiarul acceptă termenii acelor documente în consecință.

Notifications

Exchange Control Information. The Optionee is generally not required to seek authorization from the National Bank of Romania to participate in the Plan or to open and operate a foreign bank account to receive any proceeds under the Plan. However, if the Optionee acquires 10% or more of the registered capital of a non-resident company, the Optionee must file a report with the National Bank of Romania (NBR) within 30 days from the date such ownership threshold is reached. This is a statutory requirement, but it does not trigger the payment of fees to NBR.

Any transfer of funds exceeding a certain amount (whether via one transaction or several transactions that appear to be linked to each other) must be reported to the National Office for Prevention and Control of Money Laundering on specific forms by the relevant bank or financial institution. If the Optionee deposits proceeds from the sale of Shares in a bank account in Romania, the Optionee may be required to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income.

SINGAPORE

Notifications

Securities Law Notification. This Agreement and any other material in connection with the offer or sale is not a prospectus as defined in the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Optionee should consider carefully whether the investment is suitable for them.

This Agreement has not been registered as a prospectus with the Monetary Authority of Singapore, this offering is not regulated by any financial supervisory authority pursuant to any legislation in Singapore and an offering of Shares or the Option is not allowed to be made to the retail public. Accordingly, neither this Agreement nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Shares or the Option may not be circulated or distributed, nor be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any other persons in Singapore.

Certain resale restrictions apply to the offer and any Shares acquired under the Plan, and the Optionee should consult with his or her personal advisor to ensure compliance with all applicable restrictions.

SOUTH KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during the calendar year.

SPAIN

Terms and Conditions

Labor Law Acknowledgment. The following provision supplements Section 10 of the Agreement:

By accepting the Option, the Optionee acknowledges that the Optionee consents to participation in the Plan and has received a copy of the Plan.

Unless otherwise provided in the Agreement, a termination of the Optionee's service relationship for any reason (including for the reasons listed below) will automatically result in the forfeiture of any Options; in particular, the Optionee understands and agrees that the Option will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of service prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, or individual or collective layoff with or without cause.

Furthermore, the Optionee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to individuals who may be service providers to the Company or any of its subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any subsidiary, other than to the extent set forth in the Agreement. Consequently, the Optionee understands that the Option is offered on the assumption and condition that the Option and any Shares acquired under the Plan are not part of any service contract (either with the Company or any subsidiary), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Optionee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Option shall be null and void.

Notifications

Securities Law Information. The Option does not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Optionee must declare the acquisition, ownership and disposition of stock in a foreign company (including Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism, for statistical purposes. The Optionee must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed €1,502,530, or the Optionee holds 10% or more of the share capital of the Company or other such amount that would entitle the Optionee to join the Board, in which case the filing is due within one month after the sale.

SWITZERLAND

Notifications

Securities Law Information. Neither the Agreement nor any other materials relating to the Option (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority FINMA.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Section 6 of the Agreement:

Without limitation to Section 8 of the Agreement, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company or the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Optionee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Service Recipient, as applicable, any NICs due on this additional benefit, which the Company or the Service Recipient may recover from the Optionee by any of the means referred to in Section 6 of the Agreement.